Exhibit 10.2

CONSULTING AGREEMENT

THIS AGREEMENT, dated as of March 17, 2016, between Type A Partners Inc. (the "Consultant"), 1301 47th Ave NE St Petersburg, FL 33703, and Excelsis Investments Inc & Stealth Technologies/Mobile Dynamic Marketing Inc. ("The Company").

R E C I T A L S

WHEREAS, the Company desires to have the Consultant provide to the Company consulting services designed to assist the Company in growing its business regarding financial, governmental managerial and marketing matters and to develop potential strategic relationships and alliances and the Consultant wishes to render such services., all as provided below.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained in this Agreement, and of other consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

ARTICLE 1

CONSULTING SERVICES

1.1              Consulting Services

(a)	For the 24-month period commencing on the date of this Agreement (the "Effective Date")., the Consultant shall provide the Company with such regular and customary advice regarding financial, management, political and regulatory matters and potential strategic relationships and alliances as is reasonably requested by the Company, provided that the Consultant shall not be required to undertake duties not reasonably within the scope of the advisory services contemplated by this Agreement. It is understood and acknowledged by the Parties that the value of the Consultant's advice is not readily quantifiable, and that the Consultant shall be obligated to render advice upon the request of the Company, in good faith. but shall not be obligated to spend any specific amount of time in so doing. The Consultant's duties may include, but will not necessarily be limited to, providing recommendations concerning the following matters:

(a)                Assisting and advising the Company in Capital Markets:

(i)                  Review filing materials and contribute where required;

(ii)                Structure and valuation analysis;

(iii)               Shareholder development strategies;

(iv)              Market maker introductions;

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(v)	Capital raise, introductions to investment bankers and funds;

(vi)	Investor Relations including marketing materials and conferences;

(vii)	Services may include assisting and advising the Company with Due Diligence and Document preparation requirements;

(viii)	Capital and Shareholder structure;

(ix)	And any other related materials to ensure regulatory compliancy as may be required from time to time.

1.2              Information

In connection with Consultant's activities on the Company's behalf, the Company will provide Consultant and will furnish Consultant with all necessary information and data concerning the Company which the Company reasonably believes appropriate to the performance of Consultant's services contemplated by this Agreement (all such information so furnished being the "Information") and will provide Consultant with reasonable access to the Company's officers, directors, employees, independent accountants and legal counsel.  The Company recognizes and confirms that Consultant (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by the Agreement, without having independently verified same, (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information and (iii) will not make an independent appraisal of any of the Company's assets.  The Information to be furnished by the Company, when delivered will be to the best of the Company's knowledge, true and correct in all material respects and will not contain any material misstatements of fact or omit to state any material fact necessary to make the statements contained therein not misleading.  The Company will promptly notify Consultant if it learns of any material inaccuracy or misstatement in, or material omission from any information thereto delivered to Agent.  Consultant agrees to keep the Information confidential and only to release the Information with the consent of the Company.  Upon termination of this Agreement for whatever reason, Consultant will return the Information (without keeping any copies thereof) forthwith on demand by the company.

1.3               Compensation

In consideration for the services to be rendered by the Consultant to the Company pursuant to this Agreement, the Consultant shall be entitled to a total of 7.5% of the outstanding shares of unregistered common shares of the newly named public entity currently trading as EXSL, post reverse split to be issued in the following manner:

a.	2.5 percent upon execution of this Agreement;
b.	2.5 percent upon the effective of the registration statement to be filed by the Company to issue the shares;
c.	2.5 percent ninety days after the effectiveness of the registration statement.

The Company shall register all of the shares issued or being issued pursuant to (a) and (b) above in a registration statement to be filed be the Company within 15 days after the execution
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of this Agreement.  The number of shares of Common Stock shall be adjusted for stock splits, recapitalizations, change of control and fundamental transactions, but shall not contain any anti-dilution or price protection.

1.4               Termination

a.	This Agreement can be terminated by either party on thirty (30) days written notice without cause

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ARTICLE 2

REPRESENTATIONS

2.1               Company Representations

The Company has all requisite corporate power and authority to enter into this Agreement and the transactions contemplated hereby.  This Agreement has been duly and validly authorized by all necessary corporate action on the part of the Company and has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws).

2.2              Consultant Representations

a.	Consultant has all requisite power and authority to enter into this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Consultant and constitutes a legal, valid and binding agreement of Consultant, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws).

b.	The Consultant acknowledges and represents that it is experienced in evaluating and investing in speculative, high risk and start-up companies and companies similar to the Company. The Consultant acknowledges and represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of financial transactions.

ARTICLE 3

INDEMNIFICATION

3.1              Indemnification

The Company agrees to indemnify and hold harmless Consultant, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which Consultant is a party) directly or indirectly, caused by, relating to, based upon, arising out of or in connection with Consultant's acting for the Company, including, without limitation, any act or omission by Consultant in connection with its acceptance of or the
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performance or nonperformance of its obligations under the Agreement or otherwise arising from this Agreement; provided, however, that such indemnity agreement shall not apply to any portion of any such loss, claim, damage, liability, obligation, penalty, judgment, award, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from the negligence, gross negligence or willful misconduct of Consultant, in which case Consultant shall indemnify the Company to the same extent as set forth herein with respect to the Company's indemnification obligations to the Consultant.

These Indemnification provisions shall be in addition to any liability which a party may otherwise have to the other party or the persons indemnified below in this sentence and shall extend to the following: the parties and their respective affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities law).  All references to a party in these indemnification provisions shall be understood to include any and all of the foregoing.

If any action, suit, proceeding or investigation is commenced, as to which a party proposes to demand indemnification, it shall notify the other party with reasonable promptness; provided, however, at the indemnifying party shall be relieved from its obligations hereunder to the extent a failure by the indemnified party to notify the indemnifying party with reasonable promptness results in a significant increase in the indemnifying party's obligations hereunder.  The indemnified party shall have the right to retain counsel of its own choice to represent it, which counsel shall be reasonably acceptable to the indemnifying party, and the indemnifying party shall pay the reasonable fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the indemnifying party and any counsel designated by the indemnifying party.  The indemnifying party shall be liable for any settlement of any claim against the indemnified party made with the indemnifying party's written consent, which consent shall not be unreasonably withheld.  The indemnifying party shall not, without prior written consent of the indemnified party, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as a condition or term thereof, the giving by the claimant to the indemnified party of an unconditional and irrevocable release from all liability in respect of such claim.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Consultant, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, award, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and Consultant, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements and the relevant equitable considerations shall also be considered.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.  Notwithstanding the foregoing, Consultant shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Consultant pursuant to the Agreement nor shall the Company be obligated to contribute any amount hereunder that exceeds the amount of the net proceeds received by Company from transactions consummated with the advise or other services of the Consultant as contemplated by this Agreement.  Neither termination nor completion of the engagement of Consultant referred to the above shall affect these indemnification provisions which shall continue to remain operative and in full force and effect.

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ARTICLE 4

GENERAL

4.1              Interpretation and Enforcement

(a)	The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

(b)	Each of the Company and Consultant (and, to the extent permitted by law, on behalf of their respective equity holders and creditors) hereby knowingly, voluntarily and irrevocably waives any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with this Agreement and the transactions contemplated hereby. Each of the Company and Consultant hereby certify that no representative or agent of the other party has represented expressly or otherwise that such party would not seek to enforce the provisions of this waiver. Further, each of the Company and Consultant acknowledges that each party has been induced to enter this Agreement by, inter alia, the provisions of this Section.

(c)	If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall he unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

(d)	This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understanding relating to the matters provided for herein. No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each party.

(e)	This Agreement does not create, and shall not be construed as creating, rights enforceable by any person or entity not a party hereto, except those entitled thereto by virtue of the indemnification provisions hereof. The Company acknowledges and agrees that with respect to the services to be rendered by Consultant, Consultant is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or creditors of the Company or any other person by
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virtue of this Agreement and the retention of Consultant hereunder, all of which are hereby expressly waived.  The Company also agrees that Consultant shall not have any liability (including without limitation, liability for losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements resulting from any act or omission of Consultant, whether direct or indirect, in contract, tort or otherwise) to the Company or to any person (including, without limitation, equity holders and creditors of the Company) claiming through the Company for or in connection with the engagement of Consultant, this Agreement and the transactions contemplated hereby, except for liabilities which arise as a result of the gross negligence or willful misconduct of Consultant.  The Company acknowledges that Consultant was induced to enter into this Agreement by, inter alia, the provisions of this Section.

4.2 Applicable Law

The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida applicable to agreements made and to be fully performed therein (excluding such states conflicts of laws rules).

4.3 Counterparts

This Agreement may be executed in any number of counterparts.  Each executed counterpart shall be deemed to be an original.  All executed counterparts taken together shall constitute one Agreement.

IN WITNESS WHEREAS, the parties have duly executed this Agreement as of the date first written above.

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Stephanie Lee, Type A Partners Inc.

By:	STEPHANIE LEE
	Name:	Stephanie Lee
	Title:	President

Brian McFadden, Excelsis Investments Inc & Stealth Technologies/Mobile Dynamic Marketing Inc.

By:	BRIAN McFADDEN
	Name:	Brian McFadden
	Title:	CEO/President

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